Filed Pursuant to Rule 433
Registration Nos. 333-257355 and 333-257355-01

*PRICING YIELD* $750mm Synchrony (SYNIT 2023-A2) Credit Card ABS

Joint Bookrunners: RBC (str), Citi, TD

DE&I Co-Managers: Mischler, Siebert Williams

Co-Managers: Barclays, SocGen, Wells

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE(mm)	WAL	S&P/Moodys	E.FNL	L.FNL	BENCH	SPRD	YIELD	CPN	PRICE

A	750.000	2.92	AAA/Aaa	10/26	10/29	I-CRV	+110	5.816%	5.74%	99.98190

-TRANSACTION DETAILS-

Expected Pricing : PRICED	Offered Size : $750,000,000
Expected Settlement: 11/15/2023	Format : SEC Registered
First Payment Date : 12/15/2023	ERISA Eligible: Yes
Expected Ratings : S&P / Moodys	RR Compliance : US – Yes, EU - Yes
Bloomberg Ticker : SYNIT 2023-A2	Min Denoms : $10k x $1k
Bloomberg SSAP : SYNIT2023A2	CUSIP : 87166P AL5
Bill & Deliver : RBC

-MARKETING MATERIALS-

Preliminary Prospectus, Free Writing Prospectus (attached)

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.